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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


________________________________________________________________________________
1.   Name and Address of Reporting Person*

Rojas,                               Francisco             J.
________________________________________________________________________________
   (Last)                           (First)             (Middle)

13 Spectrum Pointe Drive
________________________________________________________________________________
                                    (Street)

Lake Forest,                           CA                92630
________________________________________________________________________________
   (City)                           (State)              (Zip)


Worldwide Medical Corporation -- WMED
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

October 7, 2002
________________________________________________________________________________
4.   Statement for Month/Day/Year


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_] Officer (give title below)            [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                              4.                              5.             Owner-
                                                              Securities Acquired (A) or      Amount of      ship
                                                3.            Disposed of (D)                 Securities     Form:      7.
                                                Transaction   (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                    2.           2A. Deemed     Code          ---------------------------     Owned follow-  (D) or     Indirect
1.                  Transaction   Execution     (Instr. 8)                                    ing reported   Indirect   Beneficial
Title of Security   Date          Date, if      ------------                                  transaction(s) (I)        Ownership
(Instr. 3)          (mm/dd/yy)    any                                                         (Instr. 3      (Instr.4)  (Instr.4)
                                  (mm/dd/yy)                               (A) or             and 4)
                                                Code     V     Amount      (D)      Price
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock        09/25/02                     A              70,000      A                   320,160         I           (1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock        10/01/02                     A             100,000      A                   420,160         D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

(1) 70,000 shares registered in the name of the Francisco J. Rojas & Ines M. Rojas Trust.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
                                                                 SEC 1475(08-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                    2. Conver-
                    sion
                    or Exer-
                    size
                    Price       3.Trans-
1.                  of          action      3A. Deemed                             5.Number of Derivative
Title of            Deriv-      Date        Execution      4. Transaction Code     Securities Acquired (A)   6.Date Exercisable and
Derivative          ative       (Month/     Date if any     (Instr. 8)             or Disposed of (D)         Expiration Date
Security            Secur-      dd/year)    (Month/        -------------------     (Instr.3,4 and 5)          Date       Expiration
(Instr. 3)          ity                     dd/year)       Code            V         (A)        (D)           Exercisable  Date
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Options             $0.40       10/01/02                     A                                 150,000(2)      10/01/02    09/30/03
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
Continued   (e.g., puts, calls, warrants, options, convertible securities)

================================================================================





7.
Title and Amount
of Underlying                       8.
Securities                          Price of         9. Number of                 10. Ownership
(Instr. 3 and 4)                    Derivitive       Derivative Securities        Form of Derivitive
---------------------------         Security         Beneficially Owned           Securities:Direct         11. Nature of Indirect
                  Amount or         (Instr.5)        Following Reported           (D)or Indirect(I)         Beneficial Ownership
Title          Number of shares                      Transaction(s)(Instr.4)      (Instr. 4)                (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock    150,000(2)                            160,000                             D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:

(2) 150,000 options to purchase Worldwide Medical Corporation Common Stock with a strike price of $0.40, vested monthly (evenly) over one (1) year.




   /s/ Francisco Rojas                                         01/22/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date



*      If the form is filed by more than one person, see Instruction 4(b)(v)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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